Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2023 Third Quarter Results

MALVERN, Pa. (November 7, 2023) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement and sensing technologies, today announced its results for its 2023 third fiscal quarter ended September 30, 2023.
Third Fiscal Quarter Highlights:
•Revenues of $85.9 million decreased 4.7% from a year ago.
•Gross profit margin was 41.9%, as compared to 41.4% reported a year ago.
•Adjusted gross profit margin* was 42.1%, as compared to 41.7% reported a year ago.
•Operating margin was 9.6%, as compared to 13.2% reported a year ago.
•Adjusted operating margin* was 11.2%, as compared to 13.7% reported a year ago.
•Diluted net earnings per share of $0.46 compared to $0.74 reported a year ago.
•Adjusted diluted net earnings per share* of $0.47 compared to $0.69 reported a year ago.
•EBITDA* was $13.7 million with an EBITDA margin* of 15.9%.
•Adjusted EBITDA* was $13.7 million with an adjusted EBITDA margin* of 16.0%.
•Cash from operating activities was $8.9 million with adjusted free cash flow* of $6.0 million.

Ziv Shoshani, Chief Executive Officer of VPG, commented, "Third-quarter revenue was within our guidance, as higher sales of Measurement Systems were offset by lower sales in our Sensors and Weighing Solutions segments. Orders of $76.9 million decreased sequentially, reflecting slowing economic trends and increased cautiousness among some customers, particularly in our steel and industrial markets, which offset higher orders in our avionics, military and space market.

Mr. Shoshani said: "We achieved an adjusted EBITDA margin of 16.0%, and we generated solid levels of cash from operations and free cash flow. During the third quarter, we continued to execute our capital allocation strategy, as we repaid $7.0 million of debt which reduces future interest expense. We repurchased $0.8 million of stock under the stock repurchase plan authorized by our board of directors. With our solid balance sheet and our diversified end-markets, we continue to focus on our strategy to capture a broadening set of opportunities for our leading precision measurement and sensing technologies."
Third Fiscal Quarter and Nine Fiscal Month Financial Trends:
The Company's third fiscal quarter ended September 30, 2023 net earnings attributable to VPG stockholders were $6.3 million, or $0.46 per diluted share, compared to $10.1 million, or $0.74 per diluted share, in the third fiscal quarter ended October 1, 2022.
In the nine fiscal months ended September 30, 2023, net earnings attributable to VPG stockholders were $21.5 million, or $1.57 per diluted share, compared to $27.2 million, or $1.99 per diluted share, in the nine fiscal months ended October 1, 2022.
The third fiscal quarter ended September 30, 2023 adjusted net earnings* attributable to VPG stockholders were $6.4 million, or $0.47 per adjusted diluted net earnings per share*, compared to $9.5 million, or $0.69 per adjusted diluted net earnings per share* in the third fiscal quarter ended October 1, 2022.
In the nine fiscal months ended September 30, 2023 adjusted net earnings* attributable to VPG stockholders were $21.4 million, or $1.57 per adjusted diluted net earnings per share*, compared to $25.5 million, or $1.86 per adjusted diluted net earnings per share* in the nine fiscal months ended October 1, 2022.

Segment Performance:

The Sensors segment revenue of $32.5 million in the third fiscal quarter of 2023 decreased 14.1% from $37.9 million in the third fiscal quarter of 2022; sequentially, revenue decreased 10.3% compared to $36.3 million in the second fiscal quarter of 2023. The year-over-year decrease in revenues was primarily attributable to lower sales of precision resistors in the Test and Measurement market, and lower sales of advanced sensors products primarily in our Other markets (mainly for consumer applications), partially offset by increases in precision resistor sales in the Avionics, Military and Space ("AMS") market. Sequentially, the decrease primarily reflected lower revenue of precision resistors in the AMS and Test and Measurement end markets and lower sales of strain gages in the General Industrial end market.
Gross profit margin for the Sensors segment was 35.9% for the third fiscal quarter of 2023. Gross profit margin decreased compared to 40.5% in the third fiscal quarter of 2022, and decreased compared to 40.1% in the second fiscal quarter of 2023. The year-over-year decrease in gross profit margin was primarily due to lower volume and temporary labor inefficiencies, partially offset by favorable foreign currency exchange rates and cost reduction programs. Sequentially, the lower gross profit margin was primarily due to lower volume and temporary labor inefficiencies.
The Weighing Solutions segment revenue of $29.0 million in the third fiscal quarter of 2023 decreased 7.7% compared to $31.4 million in the third fiscal quarter of 2022 and was 7.3% lower than $31.3 million in the second fiscal quarter of 2023. The year-over-year and sequential decreases in revenues were mainly attributable to lower sales of load cells in our Other markets for precision agriculture and construction applications and lower sales of load cells in our Industrial Weighing market, partially offset by increased sales in the Transportation market.

Gross profit margin for the Weighing Solutions segment was 38.7% for the third fiscal quarter of 2023, which increased compared to 33.3% in the third fiscal quarter of 2022, and was even compared to 38.7% in the second fiscal quarter of 2023. The year-over-year increase in gross profit margin was primarily due to cost reductions, lower logistics costs, and favorable foreign currency rates, which offset the impact of lower volume. Sequentially, gross profit margin was flat, as lower operating costs offset the impact of lower volume.
The Measurement Systems segment revenue of $24.4 million in the third fiscal quarter of 2023 increased 17.2% year-over-year from $20.8 million in the third fiscal quarter of 2022 and was 4.6% higher than $23.3 million in the second fiscal quarter of 2023. The year-over-year increase was primarily attributable to increased revenue in the Steel market and higher sales of Diversified Technical Systems Inc. ("DTS") products in the AMS market. Sequentially, the increase in revenue was primarily due to the higher sales of DTS products in the AMS and Transportation markets, partially offset by lower sales in the Steel market.
Gross profit margin for the Measurement Systems segment was 53.6% (or 54.5% adjusted to exclude $0.21 million of purchase accounting adjustments related to the DTS and the Dynamic Systems Inc. ("DSI") acquisitions), compared to 55.5% (or 56.7% adjusted to exclude $0.3 million of purchase accounting adjustment related to the DTS and DSI acquisitions), in the third fiscal quarter of 2022, and 51.8% (or 52.0% adjusted to exclude $0.04 million of purchase accounting adjustments related to the DTS and DSI acquisitions) in the second fiscal quarter of 2023. The year-over-year adjusted gross profit margin* declined as higher volume and higher average selling prices were offset mainly by higher labor costs. The sequentially higher adjusted gross profit margin* reflected higher volume.
Near-Term Outlook
“Given current market conditions and uncertainties, we expect net revenues to be in the range of $77 million to $87 million for the fourth fiscal quarter of 2023, at constant third fiscal quarter 2023 foreign currency exchange rates,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information:
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DTS and DSI acquisitions, and start-up costs related to our new advanced sensors facility, and COVID-19 costs. We define "adjusted operating margin" as operating margin before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, COVID-19 costs, and restructuring costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, COVID-19 costs, restructuring costs, foreign currency exchange gains and losses, and associated tax effects. We define "EBITDA" as earnings before interest, taxes, depreciation, and amortization. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, COVID-19, restructuring costs, and foreign currency exchange gains and losses. "Adjusted free cash flow" for the third fiscal quarter of 2023 is defined as the amount of cash generated from operating activities ($8.9 million), in excess of our capital expenditures ($3.0 million), net of proceeds, if any, from the sale of assets ($0.1 million).
Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and its Quarterly Reports on Forms 10-Q.
Conference Call and Webcast:
A conference call will be held on Tuesday, November 7, 2023 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-833-470-1428 or internationally +1-404-975-4839 and use passcode 636531, or log on to the investor relations page of the VPG website at ir.vpgsensors.com. A replay will be available approximately one hour after the completion of the call by calling toll-free 1-866-813-9403 or internationally 1-929-458-6194 and by using passcode 390728. The replay will also be available on the “Events” page of investor relations section of the VPG website at ir.vpgsensors.com.
About VPG:
Vishay Precision Group, Inc. (VPG) is a leader in precision measurement and sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive. To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.
Forward-Looking Statements:
From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; impact of inflation; potential issues respecting the United States federal government debt ceiling; global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, and health (including pandemics) instabilities; instability caused by military hostilities in the countries in which we operate (including Israel); difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; our status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; our ability to execute our new corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
info@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	September 30, 2023	October 1, 2022
Net revenues	$85,854	$90,057
Costs of products sold	49,919	52,737
Gross profit	35,935	37,320
Gross profit margin	41.9%	41.4%

Selling, general, and administrative expenses	26,558	25,271
Restructuring costs	1,153	165
Operating income	8,224	11,884
Operating margin	9.6%	13.2%

Other income (expense):
Interest expense	(1,119)	(636)
Other	1,671	1,223
Other income	552	587

Income before taxes	8,776	12,471

Income tax expense	2,419	2,323

Net earnings	6,357	10,148
Less: net earnings attributable to noncontrolling interests	77	30
Net earnings attributable to VPG stockholders	$6,280	$10,118

Basic earnings per share attributable to VPG stockholders	$0.46	$0.74
Diluted earnings per share attributable to VPG stockholders	$0.46	$0.74

Weighted average shares outstanding - basic	13,600	13,649
Weighted average shares outstanding - diluted	13,686	13,708

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Nine fiscal months ended
	September 30, 2023	October 1, 2022
Net revenues	$265,520	$266,340
Costs of products sold	153,674	156,436
Gross profit	111,846	109,904
Gross profit margin	42.1%	41.3%

Selling, general, and administrative expenses	80,472	77,824
Restructuring costs	1,431	1,330
Operating income	29,943	30,750
Operating margin	11.3%	11.5%

Other income (expense):
Interest expense	(3,195)	(1,393)
Other	2,965	5,006
Other income (expense)	(230)	3,613

Income before taxes	29,713	34,363

Income tax expense	8,023	6,651

Net earnings	21,690	27,712
Less: net earnings attributable to noncontrolling interests	210	483
Net earnings attributable to VPG stockholders	$21,480	$27,229

Basic earnings per share attributable to VPG stockholders	$1.58	$2.00
Diluted earnings per share attributable to VPG stockholders	$1.57	$1.99

Weighted average shares outstanding - basic	13,596	13,645
Weighted average shares outstanding - diluted	13,670	13,692

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$94,632	$88,562
Short term investment	1,000	—
Accounts receivable, net	57,240	60,068
Inventories:
Raw materials	34,952	31,852
Work in process	28,368	26,401
Finished goods	27,088	26,407
Inventories, net	90,408	84,660

Prepaid expenses and other current assets	16,454	18,516
Total current assets	259,734	251,806

Property and equipment:
Land	4,104	4,117
Buildings and improvements	71,379	71,613
Machinery and equipment	126,582	125,301
Software	9,141	9,539
Construction in progress	10,872	10,075
Accumulated depreciation	(135,366)	(133,518)
Property and equipment, net	86,712	87,127

Goodwill	45,579	45,544
Intangible assets, net	45,492	48,217
Operating lease right-of-use assets	27,440	24,342
Other assets	19,349	19,706
Total assets	$484,306	$476,742

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	September 30, 2023	December 31, 2022
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$11,875	$13,792
Payroll and related expenses	18,169	21,966
Other accrued expenses	24,077	20,306
Income taxes	1,774	4,064
Current portion of operating lease liabilities	3,814	4,208
Total current liabilities	59,709	64,336

Long-term debt, less current portion	53,827	60,799
Deferred income taxes	4,098	4,212
Operating lease liabilities	22,587	20,043
Other liabilities	12,900	13,053
Accrued pension and other postretirement costs	7,028	7,777
Total liabilities	160,149	170,220

Equity:
Common stock	1,330	1,325
Class B convertible common stock	103	103
Treasury stock	(12,700)	(11,504)
Capital in excess of par value	202,267	201,164
Retained earnings	177,839	156,359
Accumulated other comprehensive loss	(44,729)	(40,900)
Total Vishay Precision Group, Inc. stockholders' equity	324,110	306,547
Noncontrolling interests	47	(25)
Total equity	324,157	306,522
Total liabilities and equity	$484,306	$476,742

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Nine Fiscal Months Ended
	September 30, 2023	October 1, 2022
Operating activities
Net earnings	$21,690	$27,712
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,559	11,519
Gain on sale of property and equipment	38	(182)
Reclassification of foreign currency translation adjustment related to disposal of subsidiary	—	191
Share-based compensation expense	1,885	1,583
Inventory write-offs for obsolescence	1,567	1,451
Deferred income taxes	691	(72)
Foreign currency impacts and other items	(2,755)	(3,550)
Net changes in operating assets and liabilities:
Accounts receivable	1,604	(2,077)
Inventories	(7,811)	(14,151)
Prepaid expenses and other current assets	1,990	(984)
Trade accounts payable	(1,151)	(1,459)
Other current liabilities	(1,082)	1,303
Other non current assets and liabilities, net	(170)	(326)
Accrued pension and other postretirement costs, net	(945)	(443)
Net cash provided by operating activities	27,110	20,515

Investing activities
Capital expenditures	(9,848)	(15,545)
Proceeds from sale of property and equipment	50	397
Purchase of short term investment	(1,000)	—
Net cash used in investing activities	(10,798)	(15,148)

Financing activities
Payments on revolving facility	(7,000)	—
Purchase of treasury stock	(1,196)	(1,061)
Distributions to noncontrolling interests	(138)	(366)
Payments of employee taxes on certain share-based arrangements	(825)	(435)
Net cash used in financing activities	(9,159)	(1,862)
Effect of exchange rate changes on cash and cash equivalents	(1,083)	(7,930)
Increase (decrease) in cash and cash equivalents	6,070	(4,425)

Cash and cash equivalents at beginning of period	88,562	84,335
Cash and cash equivalents at end of period	$94,632	$79,910

Supplemental disclosure of investing transactions:
Capital expenditures accrued but not yet paid	$1,204	$720

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three months ended	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
As reported - GAAP	$35,935	$37,320	$8,224	$11,884	$6,280	$10,118	$0.46	$0.74
As reported - GAAP Margins	41.9%	41.4%	9.6%	13.2%
Acquisition purchase accounting adjustments	214	260	214	260	214	260	0.02	0.02
Restructuring costs	—	—	1,153	165	1,153	165	0.08	0.01
Foreign currency exchange gain	—	—	—	—	(1,283)	(1,261)	(0.09)	(0.09)
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	(77)	(194)	—	(0.01)
As Adjusted - Non GAAP	$36,149	$37,580	$9,591	$12,309	$6,441	$9,476	$0.47	$0.69
As Adjusted - Non GAAP Margins	42.1%	41.7%	11.2%	13.7%

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Nine fiscal months ended	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
As reported - GAAP	$111,846	$109,904	$29,943	$30,750	$21,480	$27,229	$1.57	$1.99
As reported - GAAP Margins	42.1%	41.3%	11.3%	11.5%
Acquisition purchase accounting adjustments	304	1,310	304	1,310	304	1,310	0.02	0.10
COVID-19 impact	—	138	—	138	—	138	—	0.01
Start-up costs	—	150	—	150	—	150	—	0.01
Restructuring costs	—	—	1,431	1,330	1,431	1,330	0.11	0.10
Foreign currency exchange gain	—	—	—	—	(2,139)	(5,195)	(0.16)	(0.38)
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	(357)	(496)	(0.03)	(0.03)
As Adjusted - Non GAAP	$112,150	$111,502	$31,678	$33,678	$21,433	$25,458	1.57	$1.86
As Adjusted - Non GAAP Margins	42.2%	41.9%	11.9%	12.6%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	September 30, 2023	October 1, 2022	July 1, 2023
Sensors
As reported - GAAP	$11,681	$15,324	$14,549
As reported - GAAP Margins	35.9%	40.5%	40.1%
As Adjusted - Non GAAP	$11,681	$15,324	$14,549
As Adjusted - Non GAAP Margins	35.9%	40.5%	40.1%

Weighing Solutions
As reported - GAAP	$11,207	$10,470	$12,107
As reported - GAAP Margins	38.7%	33.3%	38.7%
As Adjusted - Non GAAP	$11,207	$10,470	$12,107
As Adjusted - Non GAAP Margins	38.7%	33.3%	38.7%

Measurement Systems
As reported - GAAP	$13,047	$11,526	$12,056
As reported - GAAP Margins	53.6%	55.5%	51.8%
Acquisition purchase accounting adjustments	214	260	41
As Adjusted - Non GAAP	$13,261	$11,786	$12,097
As Adjusted - Non GAAP Margins	54.5%	56.7%	52.0%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarter ended
	September 30, 2023	October 1, 2022	July 1, 2023
Net earnings attributable to VPG stockholders	$6,280	$10,118	$8,236
Interest Expense	1,119	636	1,079
Income tax expense	2,419	2,323	3,384
Depreciation	2,954	2,937	2,933
Amortization	880	960	934
EBITDA	13,652	$16,974	$16,566
EBITDA MARGIN	15.9%	18.8%	18.2%
Acquisition purchase accounting adjustments	214	260	41
Restructuring costs	1,153	165	162
Foreign currency exchange gain	(1,283)	(1,261)	(794)
ADJUSTED EBITDA	$13,736	$16,138	$15,975
ADJUSTED EBITDA MARGIN	16.0%	17.9%	17.6%